Exhibit 10.13

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

MANUFACTURING SERVICES AGREEMENT

by and between

OWLET BABY CARE, INC.

and

BENCHMARK ELECTRONICS (THAILAND) PCL

TABLE OF CONTENTS

MANUFACTURING SERVICES AGREEMENT		3
1.	TERM AND SCOPE	3
1.1	Term.	3
1.2	Scope.	3
2.	AGREEMENT INTERPRETATION	3
2.1	Definitions.	3
2.2	Order of Precedence.	5
2.3	General.	5
3.	PRICES AND ADJUSTMENTS	6
3.1	Prices.	6
3.2	Exclusions from Price.	6
3.3	Other Price Adjustments.	6
4.	PURCHASE ORDERS	7
4.1	Orders.	7
4.2	Initial Order / Rolling Firm Order Horizon.	7
4.3	Order Acceptance.	7
5.	DELIVERY AND ACCEPTANCE	7
5.1	Delivery.	7
5.2	Acceptance.	7
5.3	Late Delivery.	7
6.	INVOICING AND PAYMENT TERMS	8
6.1	Invoicing.	8
6.2	Payment.	8
6.3	Customer’s Financial Status.	8
7.	FORECASTS AND MATERIALS LIABILITY	8
7.1	Forecast.	8
7.2	Excess Components and Obsolete Components Inventory.	9
7.3	Prepaid Inventory Option.	9
7.4	Component Yield Loss/Attrition.	10
7.5	Inventory Turns.	10
8.	CHANGES	10
8.1	General.	10
8.2	Non-ECO Changes.	10
8.3	ECO Changes.	10
8.4	Deviations.	10
8.5	Waivers.	10
8.6	Cost Reductions.	10
9.	QUALITY	11
9.1	Specifications.	11
9.2	Content of Specifications.	11
9.3	Quality of Components.	11
9.4	Inspection of Facility.	11
9.5	Root Cause Analysis.	11
9.6	Supplier Representative.	11
10.	CUSTOMER FURNISHED ITEMS / SUBCONTRACTORS	11
10.1	Customer-Furnished Items.	11
10.2	Care of Customer-Furnished Items.	12
10.3	Components Sold by Customer to Benchmark.	12
10.4	Subcontractors.	12
11.	WARRANTY	12
11.1	Limited Warranty.	12
11.2	RMA Procedure.	12
11.3	Warranty Exclusions.	13
11.4	Disclaimers.	13
11.5	Remedy.	13
12.	TERMINATION	13
12.1	Termination for Convenience.	13
12.2	Termination for Cause.	13
12.3	Insolvency or Material Change.	13
12.4	Asset Transfer at Termination.	13
13.	INDEMNITY	14
13.1	Benchmark Indemnity Obligations.	14
13.2	Customer Indemnity Obligations.	14
13.3	Infringement Mitigation.	14
13.4	Indemnification Procedure.	14
13.5	Exclusive Indemnity.	15
14.	LIMITATIONS	15
14.1	Remedies.	15
14.2	Consequential and Other Damages.	15
14.3	Cumulative Damages.	15
14.4	Limitations Essential.	15
15.	CONFIDENTIALITY.	15
16.	INTELLECTUAL PROPERTY	15
16.1	Infringement.	15
16.2	Joint Inventions.	15
16.3	Work Product.	15
16.4	License.	15
16.5	Trademarks.	16
16.6	Promotion Limitation.	16
16.7	Manufacturing Process Data.	16
16.8	Black and Grey Market Products.	16
16.9	No Reverse Engineering.	17
17.	INSURANCE	17
17.1	Required Coverages.	17
17.2	Policy Requirements.	17
17.3	Waiver of Right of Recovery.	18
17.4	No Release.	18
17.5	Policy Copies.	18
18.	COMPLIANCE WITH LAWS	18
18.1	General.	18
18.2	Import/Export.	18
18.3	Product Content Regulation.	19
19.	MISCELLANEOUS	19
19.1	Force Majeure.	19
19.2	Independent Contractor.	19
19.3	Audit.	19
19.4	Assignment and Delegation.	19
19.5	Successors and Assigns.	20
19.6	Notices.	20
19.7	Dispute Resolution / Governing Law.	20
19.8	Waiver.	20
19.9	Severability.	20
19.10	Survival.	20
19.11	No Third Party Beneficiaries.	20
19.12	Integration and Modification.	21
19.13	Counterparts.	21
19.14	No Solicitation.	21
20.	BUSINESS ETHICS AND COMPLIANCE.	21

EXHIBIT “A” – STATEMENT OF WORK	21
EXHIBIT “B” – NONDISCLOSURE AGREEMENT	21
EXHIBIT “C” – DECLARATION ON BUSINESS ETHICS AND COMPLIANCE	21
EXHIBIT “D” – ENGINEERING SERVICES AGREEMENT TEMPLATE	21

MANUFACTURING SERVICES AGREEMENT

This MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is effective as of October 24, 2017 (the “Effective Date”), by and between Owlet Baby Care, Inc., a Delaware Corporation with offices at 2500 Executive Parkway, Suite 300, Lehi, UT 84043 (“Customer”) and Benchmark Electronics, Inc., a Texas corporation with offices at 3000 Technology Drive, Angleton, TX 77515, along with its wholly-owned subsidiary Benchmark Electronics (Thailand) PCL, a Thailand company with offices at 94 Moo 1 Hi-Tech Industrial Estate, Banlane, Bang Pa-In, Ayutthaya 13160, Thailand (collectively, “Benchmark”).

1.	TERM AND SCOPE

Term. This Agreement is effective on the Effective Date and shall remain in effect for a period of one (1) year. Thereafter, this Agreement will be extended automatically on each anniversary date for successive one (1) year periods, until one Party provides written notice of non-renewal at least ninety (90) days before the end of the then-current term or extension. Notwithstanding the foregoing, the term of this Agreement shall automatically extend to include the term of any Order accepted hereunder, except where this Agreement has been terminated for cause.

Scope. This Agreement shall only cover the sale of goods and/or manufacturing services by Benchmark to Customer. If Customer desires for Benchmark to provide goods and/or manufacturing services to Customer’s Affiliate, or for a Benchmark Affiliate to provide goods and/or manufacturing services to Customer and/or its Affiliate, the engagement of such goods and/or manufacturing services shall be subject to the terms and conditions of this Agreement upon the execution by the contracting entities of an SOW incorporating, in whole or in part, the terms and conditions of this Agreement, and adding any additional terms or modifying any existing terms of the Agreement necessary to reflect the manufacturing and business requirements unique to the relationship between the contracting entities. Benchmark and Customer shall also complete an SOW for the purposes of this Agreement.

(a)           DFx. Customer shall ensure that its Product(s) design adheres to good engineering practices. Benchmark may provide DFx services to Customer related to Products manufactured under this Agreement, or in connection with quoting new manufacturing opportunities. Customer is responsible for any changes it elects to incorporate into its design, including any DFx.

(b)           Design Services. The scope of this Agreement does not include engineering/design services and deliverables relative to any Product(s) (“Design Services”). Any such Design Services shall be provided pursuant to a separate Engineering Services Agreement (“ESA”) executed by the Parties in substantially similar form as Exhibit D.

(c)           Test Fabrication. Any Test Fabrication shall be provided under a separate SOW. All Test Fabrication shall be owned by Customer upon Customer’s approval and/or release of the production test equipment for use in manufacturing.

2.	AGREEMENT INTERPRETATION

0.3	Definitions.

“Affiliate” shall mean any individual, partnership, association, corporation, trust, unincorporated organization, limited liability company or any other business entity or enterprise that directly or indirectly Controls, or is controlled by, or is under common control with, a specified Party.

“AML” shall refer to the Approved Manufacturer List.

“Authorized Purchase” shall have the meaning assigned in Section 7.1(c).

“AVL” shall refer to the Approved Vendor List.

“BOM” shall refer to Customer’s Bill of Materials.

“Claim” shall refer to demands, actions, causes of action, proceedings, lawsuits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind brought by any person, corporation, governmental entity or other entity that are not a party to this Agreement.

“Component” shall refer to any raw materials, parts, assemblies, or other constituent part listed in the Specifications, BOM, AML, AVL, or other written requirements for any Product.

“Confidential Information” shall mean information (in any form or media) provided by a Party (“Discloser”) to another Party (“Recipient”) regarding Discloser’s customers, prospective customers, methods of operation, engineering methods and processes, programs and databases, patents and designs, vendors and suppliers, prices, business methods and procedures, finances, management, or any other business information relating to Discloser that is marked “Confidential”, or if disclosed orally or otherwise in non-documented form, is identified as confidential at the time of initial disclosure, and is designated as confidential in a writing provided to Recipient within thirty (30) days after disclosure; provided, however, that Confidential Information does not include information that: (i) was known to Recipient prior to receipt from Discloser; (ii) is or becomes part of the public domain through no breach of this Agreement; (iii) is received from a third party without breach of any obligation of confidentiality; or (iv) is independently developed by Recipient without reference to Confidential Information.

“Control” (and with correlative meanings, the terms “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

“Customer-Furnished Items” shall have the meaning assigned in Section 10.1.

“Delivered Cost” shall mean Benchmark’s quoted cost of the Components together with any applicable VAT and/or in-process duties, plus a three percent (3%) markup on said costs for handling and reasonable restocking charges.

“Deviation” shall refer to a specific written authorization, granted prior to the manufacture of an item, to depart from a particular performance or design requirement of a specification, drawing or other document for a specific number of Products or a specific period of time. A deviation differs from an engineering change in that an engineering change requires corresponding revision of documentation of the affected item, whereas a deviation does not contemplate revision of the applicable specification or drawing.

“DFx” shall refer to any combination of DFC (design for component), DFM (design for manufacturability), DFT (design for testing) or DFQ (design for quality) services and related change proposals, if any, provided by Benchmark relative to any Product(s) in connection with volume production.

“ECO” shall refer to a written engineering change order.

“Excess Components” shall mean Authorized Purchases of individual Component inventory that either (a) exceeds [***] and/or then-current Forecast, or (b) has been in Benchmark’s inventory for more than [***].

“Forecast” shall have the meaning assigned in Section 7.1(a).

“Intellectual Property” shall mean any patent, trademark, mask work, copyright, trade secret or any other intellectual property rights.

“Intellectual Property Infringement” shall mean actual or alleged infringement or misappropriation of any Intellectual Property rights.

“Long Lead-Time Components” shall refer to those Components with procurement lead times greater than ninety (90) days.

“MOQ” shall refer to that Minimum Order Quantity of Components that certain suppliers may require generally or at certain price points.

“MRO” shall refer to Maintenance, Repair and Operations supplies and consumables that are necessary for normal equipment maintenance, repair and manufacturing operations but not typically included in the Specifications.

“NCNR” shall refer to Component purchases that are non-cancellable and/or non-returnable, whether designated as such at purchase or that become NCNR after purchase (including “broken” packages, open reels, or passage of time).

“Nonconforming Product” shall refer to a Product that does not conform to the Product warranty provided in Section 11.1(a).

“NRE Charges” shall refer to setup, tooling, ECO, or non-recurring engineering activities.

“Obsolete Components” shall mean the individual Authorized Purchase Component inventory for which there is no demand based upon Customer’s Orders and/or Forecast (whether as a result of an ECO or any other reason whatsoever), even though Customer considers the Products that incorporate such Components as “active” Products because such Products remain on Customer’s Product list or price list made available to Customer’s end users.

“Party” or “Parties” shall refer in the singular to either Customer or Benchmark, and collectively to both.

“Passive Sourcing” shall include sending a letter to key Component suppliers advising them of their PCR responsibilities, then archiving any data/certification communications received and forwarding such information to Customer.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, governmental authority or any other entity.

“Pre-Existing IP” shall mean the intellectual property owned, developed or created by a Party either before or independently of this Agreement.

“Prices” shall have the meaning assigned in Section 3.1(a).

“Product” shall refer to those finished good items specified in Exhibit A and/or a Product Quotation for volume production accepted by Customer.

“Product Content Regulation” or “PCR” refers to the following laws and/or regulations on content, packaging, or labeling of Products, Components or substances, and/or similar issues: “RoHS” (EU Directives 2011/65/EU on Restriction of Hazardous Substances Directive and 2015/863 amending Annex II to Directive 2011/65/EU); “WEEE” (EU Directive 2012/19/EU on Waste Electrical and Electronic Equipment); “REACH” (EC Regulation No 1907/2006 on Registration, Evaluation and Authorization of Chemicals); and EU Member State’s implementations of the foregoing; “Conflict Minerals” as defined in the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act § 1502(b), implementing legislation and rules; the People’s Republic of China (PRC) Management Methods for the Restriction of the Use of Hazardous Substances in Electrical and Electronic Products; and/or any other mutually agreed PCR; together with implementing regulations and/or administrative rules.

“Product Quotation” shall refer to Benchmark’s written proposal(s) from time to time issued to Customer listing the Product and the new or revised pricing for each assembly of the Product, together with the Assumptions (as defined in Section 3.1(a)) upon which the proposal relies.

“Purchase Order” or “Order” shall refer to a written or other mutually agreed upon signal obligating Benchmark to manufacture and ship Products according to the particulars of the signal or SOW that it pertains to, and for Customer to purchase such Products as agreed.

“RMA” shall refer to Return of Merchandise Authorization and the related procedure at Section 11.2.

“Specifications” shall refer to, drawings, SOW, BOM, AML/AVL or other Customer-provided documentation or data that sets forth the Components, design, technical aspects, configuration, labeling, manufacturing and deliverable details and/or requirements for a Product, or any of these that are approved in writing by Customer and clearly provided as Specifications to Benchmark.

“Statement of Work” or “SOW” shall refer to a document executed by the Parties in substantially similar form as Exhibit A that details the particulars for a specific product(s) or program(s).

“Test Fabrication” shall mean services for the design and/or build of production test equipment relative to the Products.

“Waiver” shall mean a written authorization to accept a configuration item or other designated items, which during production or after having been submitted for inspection, are found to depart from specified requirements, but nevertheless are considered suitable “as is” or after rework by an approved method, to be determined at the sole discretion of Customer.

“Workmanship” shall refer to Benchmark’s manufacturing and test processes performed in accordance with the Specifications and the workmanship standards set forth therein. In any case where the Specifications are silent with respect to workmanship standards, then for those details Benchmark will manufacture in accordance with IPC-A-610 (current rev), Class 2.

Order of Precedence. All Orders, order acknowledgments and invoices issued pursuant to this Agreement are issued for the convenience of the Parties only and shall be subject to the provisions of this Agreement and the Exhibits hereto. When interpreting this Agreement, precedence shall be given to the respective parts in the following descending order:

(a)           this Agreement;

(b)           Exhibits to this Agreement;

(c)           SOWs subject to this Agreement;

(d)           Product Quotations accepted by Customer;

(e)           those portions of accepted Order(s) concerning part numbers, quantity and delivery dates, excluding any other pre-printed or referenced terms and conditions; and

(f)           other documents incorporated by reference herein.

0.5	General.

(g)           Headings and bold type are for convenience only and do not affect the interpretation of this Agreement.

(h)           Words of any gender include all genders and the plural shall include the singular and bodies corporate shall include unincorporated bodies and (in each case) vice versa.

(i)            Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

(j)           An expression referring to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any authority as well as an individual.

(k)           A reference to a clause, Party, schedule, attachment or exhibit is a reference to a clause of, or a Party, schedule, attachment or exhibit to, this Agreement.

(l)           A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(m)           No provision of this Agreement will be construed adversely to a Party because that Party was responsible for the preparation of this Agreement or that provision. The provisions of this Agreement shall be construed and interpreted fairly and in good faith to both Parties without regard to which Party drafted the same.

(n)           Specifying anything in this Agreement after the words ‘including’ or ‘for example’ or similar expressions does not limit what else is included.

(o)           This Agreement is written in the English language. The meaning of the English text herein shall prevail over the meaning of any translation thereof.

3.	PRICES AND ADJUSTMENTS

0.6	Prices.

(a)           During the term of this Agreement, Customer shall have the right to purchase Products from Benchmark at the prices or price models set forth in an SOW and/or an accepted Product Quotation (the “Prices”). Prices are in U.S. Dollars and are based upon: [***] (“Assumptions”) set forth in an SOW and/or an accepted Product Quotation.

(b)           The Parties agree that the following methodology shall be used to add new Products to this Agreement and/or to revise current Prices for existing Products. Benchmark shall issue a Product Quotation to Customer stating the new Product and its pricing or the revised pricing for an existing Product. To indicate Customer’s acceptance of the Product Quotation, Customer shall: (i) provide Benchmark with written acceptance (by electronic mail or facsimile) of the Product Quotation; (ii) enter into an SOW incorporating the Product Quotation; or (iii) issue an Order or revise an open Order, to reflect the new Product or the existing Product, as specified in the Product Quotation. All Product Quotations accepted by Customer shall be made a part of this Agreement as if set out herein in their entirety.

Exclusions from Price. Prices do not include:

(c)           freight, export and/or import licensing of the Product, or payment of broker’s fees, duties, tariffs, or other similar charges; any such charges shall be separately stated and invoiced to Customer, except to the extent that such charges are incurred due to Benchmark’s failure to adhere to Customer’s labeling instructions as stated in the Specifications, or for any other reason caused by Benchmark’s failure to comply with any requirements of this Agreement;

(d)           taxes or charges (other than those based on net income of Benchmark) imposed by any taxing authority upon the manufacture, sale, shipment, storage, “value add”, or use of the Product which Benchmark is obligated to pay or collect; any such taxes or charges shall be separately stated and invoiced to Customer;

(e)           the cost of compliance with any legislation that relates to the return of end of life Product from Customer to Benchmark for disposal; if Benchmark is required to comply with such legislation, Benchmark shall be compensated for reasonable costs incurred, chargeable on a monthly basis;

(f)           NRE Charges, which shall be separately stated and invoiced; provided, however, that upon mutual agreement Benchmark will amortize NRE Charges over a period of six (6) to twelve (12) months to be mutually agreed upon by the Parties in writing;

(g)           expedited fees or premiums charged by suppliers of Components resulting from Customer’s schedule changes as permitted herein; or

(h)           penalties imposed by the Thai government resulting from an error on the import documentation for materials.

0.8	Other Price Adjustments.

(i)           Initial Volume Production. For the limited purpose of the first month after the mutually agreed date for the start of volume production, as identified in the delivery schedule of the first production Order, the definition of Excess Components shall be modified to refer to any inventory that is not used in the manufacture of the Product and shipped to Customer within one hundred eighty (180) days from receipt of the individual Components. The value of such Excess Components inventory shall be Benchmark’s purchase price. If Customer communicates a delay in this schedule in writing, then Benchmark shall provide a detailed cost breakdown of the Excess Components inventory for every thirty (30) days of delay in the schedule. Customer shall purchase the Excess Components from Benchmark and consign the Excess Components back to Benchmark. Immediately following the shipment of the first month of volume production ramp for Product, the definition of “Excess Components” shall revert back to that in Section 2.1.

(j)           Pricing Assumptions. Customer acknowledges that the Prices set forth in an SOW and/or an accepted Product Quotation are based on the Assumptions set forth in Exhibit A, or in the applicable SOW and/or a Product Quotation. If Benchmark experiences an increase in cost as a result of changes in the Assumptions, Benchmark has the right to re-quote the Prices of the affected Products by submitting a Product Quotation with revised Prices and/or pricing model to Customer in accordance with Section 3.1(b), for which Customer may object to the increased pricing within thirty (30) days of receipt of such Product Quotation. Upon rejection, Customer may cancel future Orders under the SOW, subject to Customer’s responsibilities relating to Authorized Purchases as set forth in this Agreement.

(k)           Component Pricing. In the event Benchmark is unable to purchase Components at the standard costs set forth in the BOM ([***]) used by Benchmark to prepare a Product Quotation that is later accepted by Customer, Benchmark shall be permitted to increase its Prices for the affected Product in proportion to the increase in the cost of the Component(s). This applies only to Orders placed by Customer which are within the agreed upon lead time.

(l)           Market Conditions. Pricing will be locked in for [***] following business award. Either Party may reopen the subject of Product pricing in response to material changes in market conditions, including labor rates, which are outside of the control of Benchmark. For a change to be considered to reopen negotiations [***].

(m)           Exchange Rates. With regard to applicable foreign currency exchange rate ratios between (i) the local currency of the facility in which Benchmark incurs Component or other costs in connection with this Agreement (“Local Currency”) and (ii) the currency of the sales price (or payment price, if different from the sales price); if the ninety (90) day average exchange rate as quoted by Wall Street Journal’s applicable foreign currency exchange rate varies by more than five percent (5%) from the date of the most recent accepted Product Quotation, the Parties shall adjust Prices for Products as mutually agreed in writing to compensate for the effects of the foreign currency exchange rate variance for costs incurred in the Local Currency. Upon each adjustment, the Parties shall set a new mutually agreed base rate based upon the then-current exchange rate for determining future adjustments until the next accepted Product Quotation.

4.	PURCHASE ORDERS

Orders. Customer will issue Orders at the mutually agreed upon lead-time for the specific Product(s). Each Order shall be in the form of a written or electronic communication and shall contain the following information: [***].

Initial Order / Rolling Firm Order Horizon. Upon the execution of this Agreement, Customer shall provide Benchmark with an initial ninety (90) day firm Order(s). Each month, Customer shall provide additional Order(s) sufficient to maintain the firm Order horizons.

Order Acceptance. Benchmark has the right to accept or reject an Order within [***] business days after receiving the Order. If Benchmark does not accept or reject the Order within this period, the Order shall be deemed accepted by Benchmark provided that there is documentation evidencing Benchmark’s actual receipt of the Order from Customer. In the event Benchmark is unable to meet the shipment date set forth in an Order, or finds the Order to be unacceptable for some other reason, the Parties shall negotiate in good faith to resolve the disputed matter(s). All accepted Orders shall be binding.

5.	DELIVERY AND ACCEPTANCE

Delivery. All Product shipments shall be as follows: (i) for ocean shipments, “FOB Benchmark’s Thailand facility’s port at Laem Chabang or Bangkok Incoterms® 2010”; and (ii) for air or ground shipments, “FCA Benchmark’s facility Incoterms® 2010”. Time is of the essence for Product deliveries. Title to and risk of loss or damage to the Product shall pass to Customer upon delivery as defined in the specified Incoterm. Benchmark shall mark, pack, package, and crate Products in accordance with the Specification. Customer shall be responsible for securing all export and/or import licenses, as required by applicable law, to export and/or import the Products.

Acceptance. Customer shall have the right to reject and return deliveries of Products no later than [***] after Customer’s receipt in its warehouse of the Product (“Acceptance Period”), and rejection shall be based solely on whether the Product fails a mutually agreed test procedure or inspection designed to demonstrate a Product’s compliance with the Specifications. Products not rejected within the Acceptance Period shall be deemed accepted. For all rejected and returned shipments, Customer shall: obtain an RMA number from Benchmark; specify the reason(s) for each such rejection; comply with Benchmark’s RMA instructions; and provide Benchmark a reasonable opportunity to cure any defect. After acceptance, all Product returns shall be handled in accordance with Section 11.

Late Delivery. In the event that Benchmark fails to deliver Product by the delivery dates specified in the accepted Purchase Order, where such failure is due to Benchmark’s fault, at Customer’s discretion and direction, all shipments made after said dates are to be made via air freight until such time as Benchmark is able to resume delivery according to the requirements of the Purchase Order. This Section is not subject to the limitations in Section 14.3.

(a)	In such event, Benchmark’s responsibility for air freight is as follows:

i)           If the delivery is seven (7) days to thirteen (13) days late, Benchmark is responsible for the cost difference between air freight and ocean freight.

ii)             If the delivery is fourteen (14) or more days late, Benchmark is responsible for the entire cost of air freight for all affected late Products.

iii)             Except in the case of any upside schedule changes or where a delivery date has been pulled in from the original delivery date specified in the Purchase Order (or any revised later date as agreed between the Parties), if the delivery is more than two (2) weeks late, Benchmark shall issue Customer a credit calculated as a two percent (2%) discount on all affected late Products.

(b)           Benchmark is to be billed directly by Customer’s freight forwarder for air freight charges for which Benchmark is responsible under this Section 5.3. On a case-by-case basis, Customer will evaluate the effect of Benchmark’s late delivery as it relates to final in-store delivery, and has sole discretion on whether to allow Benchmark to ship by sea (if Customer determines that final in-store delivery will not be compromised thereby).

6.	INVOICING AND PAYMENT TERMS

Invoicing. Benchmark shall invoice Customer upon shipment of Products, or on a monthly basis with respect to NRE Charges. Any objections to invoices must be presented within thirty (30) days after the invoice date.

Payment. Customer shall make all payments in U.S. Dollars via electronic funds transfer received by Benchmark no later than [***] days after the invoice date without set-off of any kind. This payment term shall likewise apply to any invoices or other amounts owed from Benchmark to Customer. If any invoice remains unpaid after the due date thereof, Customer will be subject to a charge equal to the lesser of [***] or the highest rate allowed by law, and Benchmark may place a credit hold on Customer’s account for pending and future shipments.

Customer’s Financial Status.

(a)           Each issuance of an Order to Benchmark will constitute Customer’s representation and warranty that Customer is solvent and is able to pay for the Products identified in such Order and meet its other obligations in accordance with the terms of this Agreement. If Customer is or becomes privately held, then Customer shall promptly furnish to Benchmark statements accurately and fairly evidencing Customer’s financial condition as Benchmark may, from time to time, reasonably request, including without limitation annual audited financial statements, quarterly (within forty-five (45) days after the end of each fiscal quarters) balance sheets, income statements, and/or statement of cash flows. If, at any time, Benchmark determines that Customer’s financial condition or creditworthiness is inadequate or unsatisfactory to meet Customer’s obligations under this Agreement, then in addition to Benchmark’s other rights under this Agreement, at law or in equity, Benchmark may without liability or penalty: (i) on sixty (60) days’ prior written notice, require Customer to obtain a financial guarantee, the sufficiency of which shall be mutually agreed between the Parties, as a continuing condition of doing business; and/or (ii) delay or withhold any further shipment of Products to Customer; and/or (iii) on forty-five (45) days’ prior written notice, require Customer to pay for Products on a cash in advance or on delivery basis. In determining Customer’s financial condition and creditworthiness, Benchmark shall take into account certain factors including Customer’s financial portfolio, credit rating, current and future anticipated cash flow, payment history with both Benchmark and other suppliers.

(b)           The minimum financial requirements and the method for calculating the credit allowance, if any, granted by Benchmark to Customer are as follows:

i)           Customer will maintain a minimum cash balance of [***] for the credit calculation method in paragraph ii) below to be applicable. Customer will report to Benchmark Thailand Finance a financial statement to demonstrate the cash balance minimum required at beginning of every calendar quarter.

ii)           The credit calculation method will be as follows: [***]

7.	FORECASTS AND MATERIALS LIABILITY

0.18	Forecast.

(a)           Initial Forecast Horizon. Upon the execution of this Agreement, Customer shall provide Benchmark with an initial forecast for Product requirements (in weekly buckets) [***] (“Forecast”), which is intended to give Benchmark an estimation of Customer’s future Product demand, but shall not be binding upon either Party except as expressly set forth herein.

(b)           Rolling Forecast Horizon. Each [***], Customer shall provide a Forecast update sufficient to maintain the Forecast horizon, which is intended to give Benchmark an estimate of Customer’s future Product demand, but shall not be binding upon either Party except as expressly set forth herein.

(c)           Authorized Purchases. Benchmark is authorized to make supply chain purchase commitments for Components as required to meet Product demand based upon: (i) the Order(s); (ii) the upcoming ninety (90) days’ Forecast; and (iii) Long Lead-Time Components at the required lead time and MOQ as required to meet the then-current Forecast (collectively, “Authorized Purchases”). Customer shall be liable to Benchmark for all such Authorized Purchases. For any Component purchases beyond a one hundred and twenty (120) day material lead time, Benchmark will be required to obtain a material authorization from Customer before making the purchase.

0.19	Excess Components and Obsolete Components Inventory.

(d)           Within five (5) business days after the end of each calendar month, Benchmark shall provide Customer with a list of any Excess Components or Obsolete Components in its inventory and the Delivered Cost of such Components (the “E&O List”) for reconciliation between the Parties. Benchmark will make good faith efforts to mitigate Customer’s liability by attempting to return or sell Excess Components and Obsolete Components, and Customer shall be responsible for payment of all restocking fees and reimbursement of price variances from quoted standard cost.

(e)           Within five (5) business days after receiving Benchmark’s E&O List (“Dispute Period”), Customer shall:

i)	advise Benchmark of any Component on the E&O List that it reasonably believes is not an Excess Component or Obsolete Component, and the reasons therefore; and

ii)	issue a purchase order for: (1) all undisputed Obsolete Components; and (2) all undisputed Excess Components wherein Benchmark has elected to sell such Excess Components to Customer.

(f)            Any disputed Excess Components or Obsolete Components not resolved (for which no Order is issued) within ten (10) days after the Dispute Period shall be escalated to the Parties’ respective executive management level (General Manager or above) for prompt resolution and issuance of an Order within twenty (20) days thereafter.

(g)           The Parties may mutually agree to place undisputed Excess Components or Obsolete Components in consignment at Benchmark’s facility. Customer shall own all such consigned Components. Customer shall take actual delivery and possession of any consigned Excess Components or Obsolete Components that have been in Benchmark’s inventory for more than six (6) months without activity. Customer agrees to waive any further dispute to liability for any consigned Excess Components or Obsolete Components.

(h)           For those undisputed Excess Components that Customer requests and Benchmark agrees to not sell to Customer, Benchmark has the right to charge Customer an inventory carrying charge of [***] per [***] of the total Delivered Cost of Excess Components; provided, however, that Benchmark shall only carry such Components for six (6) months after the date they became Excess Components, at which point Customer shall issue a purchase order to Benchmark for any such Excess Components at the Delivered Cost. Customer agrees to waive any further dispute to liability for any carried Excess Components or Obsolete Components.

Prepaid Inventory Option. For Excess Components that the Parties agree to handle according to the “Prepaid Inventory Option” set forth in this Section 7.3, the following provisions shall apply:

(i)            “Prepaid Inventory” shall consist of the undisputed Excess Components on the then current E&O List provided by Benchmark to Customer that the Parties agree to handle according to the Prepaid Inventory Option and for which Benchmark has issued Customer an invoice according to paragraph (c) below. Customer waives any further dispute to Customer’s liability for such Excess Components added to Prepaid Inventory.

(j)            Customer shall own the Prepaid Inventory upon invoice.

(k)           The “Prepaid Inventory Balance” shall refer to Benchmark’s total Delivered Cost for Prepaid Inventory. By the twentieth (20th) day of each month, or such other interval as may be mutually agreed between the Parties, Customer shall issue a Prepaid Inventory purchase order to Benchmark in the amount of the Prepaid Inventory Balance for those items the Parties agree to be handled under the Prepaid Inventory Option pursuant to paragraph (a) above. Benchmark shall invoice Customer for the amount of the Prepaid Inventory purchase order, and Customer shall pay such invoice within the payment term specified in Section 6.2.

(l)            Within five (5) business days after the end of each month Benchmark shall provide to Customer a complete Prepaid Inventory reconciliation detailing the total Prepaid Inventory previously purchased by Customer and in Benchmark’s care custody or control.

(m)          In the event of a decrease in the Prepaid Inventory for any reason, Benchmark shall issue a credit to Customer for Benchmark’s unburdened cost, in the amount of the decrease.

(n)           Benchmark will hold Prepaid Inventory items for a maximum of one hundred eighty (180) days after the date that such Excess Component is added to Prepaid Inventory, at which time Prepaid Inventory items will be shipped or dispositioned, at Customer’s discretion. Customer will be responsible for approved and reasonable costs incurred by Benchmark for such shipment and/or disposal.

(o)           Benchmark shall retain such Excess Components in its inventory for the duration of the Prepaid Inventory process. In the event that Benchmark, in its discretion, decides or agrees to terminate the Prepaid Inventory process or upon expiration or termination of this Agreement, the Parties shall complete a final Prepaid Inventory reconciliation as provided in paragraph (d) above to close the Prepaid Inventory process, at which time the Prepaid Inventory will be shipped and/or dispositioned at Customer’s discretion. Customer will be responsible for approved and reasonable costs incurred by Benchmark for such shipment and/or disposal.

Component Yield Loss/Attrition. Customer acknowledges that the manufacturing processes for the manufacture of the Product will result in the loss and scrap of Products due to the fallout or scrap of Components used in production (“Yield Loss / Attrition”). The total Yield Loss / Attrition value (calculated as a number of Products which were scrapped) from each Purchase Order will be consolidated on a monthly basis. Benchmark shall issue an invoice to Customer each month for all such Products where the Yield Loss / Attrition number is less than or equal to five percent (5%) of the total number of Products in the Purchase Order. Benchmark will be liable for any Yield Loss / Attrition which is greater than five percent (5%) of the total number of Products in the Purchase Order.

Inventory Turns. The agreed Inventory Turns is [***]. If any calendar quarter’s Inventory Turns falls below the agreed rate, then Benchmark shall provide written notice of such to Customer. Thereafter, the Parties shall mutually agree in writing to prepayment against Total Inventory and/or to those contract amendments and/or modifications required to meet the agreed Inventory Turns in the most recent calendar quarter as well as the next calendar quarter. Such contract amendments and/or modifications may include adjustments to Product pricing, materials inventory handling, buffer, flexibility, availability, and other provision modification(s) or any combination thereof designed to meet Inventory Turns. Notwithstanding anything to the contrary in this Agreement, failure to achieve Inventory Turns in the most recent or next calendar quarter following such written notice shall constitute a material breach by Customer of this Agreement. “Inventory Turns” shall refer to the minimum inventory turns rate, calculated by dividing Benchmark facility total annualized “Product Revenue” (product invoices issued by a Benchmark facility to Customer under this Agreement within the measurement period) by the “Total Inventory” (all Authorized Purchases plus work in process and finished goods per Orders at the end of the measurement period). For example, [***].

8.	CHANGES

General. Benchmark shall not make any change to the Specifications, form, fit or function of any Products without prior written Customer approval. Such approval must be finalized in the form of a formal ECO. Customer may, upon sufficient written notice to Benchmark, request changes within the general scope of this Agreement. Such changes may include, but are not limited to changes in: (a) Specifications; (b) methods of packaging and shipment; (c) quantities of Product to be furnished; (d) shipment date; or (e) Customer-Furnished Items.

Non-ECO Changes. For requested changes in shipment dates or quantities of Products, Customer shall issue a revised Order to Benchmark which shall account for any increased costs for such change, and Benchmark shall accept or reject such revised Order in accordance with Section 4.2.

ECO Changes. All requested changes other than changes in shipment date or quantity of Products to be furnished shall be made by Customer via an ECO. If any proposed ECO causes either an increase or decrease in Benchmark’s cost or the time required to fulfill Orders following implementation of the ECO, the Parties shall mutually agree in writing upon the costs, impact on shipment dates for open Orders, inventory and any other item that may be impacted by the ECO prior to Benchmark’s implementation of such ECO. Benchmark will process [***] ECOs per month per assembly without non-recurring administrative cost; additional ECOs shall incur a mutually agreed processing charge, but in no event less than [***] each plus any change related impacts. ECOs that are required due to Component end of life and/or changes to sub-tier suppliers will not be counted against the monthly allotment.

Deviations. The Parties shall discuss and document any proposed Deviations in writing, including any impacts to costs, delivery timing or other factors. A Deviation shall be deemed to be part of the Specifications for the Products manufactured and delivered as approved in the Deviation.

Waivers. Waivers of a departure from Specifications and the reasons therefore shall be documented in writing and approved by the Parties.

Cost Reductions. The Parties agree that competitive pressure necessitates a program of continuous improvement. The Parties intend cooperate in good faith to implement a Product cost reduction program involving new technologies, Component cost reduction, productivity, quality and reliability improvements, and manufacturing process improvements (including cycle time and assembly costs).

(a)           The Parties shall conduct quarterly program reviews with specific emphasis on quality, delivery, and cost improvements. Benchmark cost savings realized as a result of implementing Cost Reductions shall be shared between the Parties as follows:

i)           For Cost Reductions proposed solely by Customer (without any input from Benchmark), the Price of the affected Products shall be reduced by the entire amount of Benchmark’s cost savings due to the Cost Reduction proposal.

ii)           For Cost Reductions proposed solely by Benchmark, such savings shall initially be shared equally between the Parties for a period of twelve (12) months and thereafter retained exclusively by Customer.

iii)           For Cost Reductions proposed jointly by the Parties, such savings shall initially be shared equally between the Parties for a period of six (6) months, and thereafter retained exclusively by Customer.

(b)           The foregoing Cost Reductions will commence only after all open Orders have been closed and Benchmark consumes all Components on-hand, in work in process or contained in non-shipped Products; or alternatively at Customer’s option, Customer may issue an Order for the cost of such Component cost reduction buy down, in which case the Component Cost Reductions shall commence upon the issuance of the cost reduction buy down Order.

(c)           “Cost Reduction” shall refer to lower Product purchase prices based on changes in manufacturing processes, alternate components or alternate component supplier.

9.	QUALITY

Specifications. Product shall be manufactured by Benchmark in accordance with the Specifications, as modified via written ECOs in accordance with this Agreement. Neither Party shall make any change to the Specifications, to any Components described therein, or to the Products (including changes in form, fit, function, design, appearance or place of manufacture of the Products, or changes which would affect the reliability of any of the Products) unless such change is made in accordance with Section 8.

Content of Specifications. The Specifications shall include: (a) detailed electrical, mechanical, performance and appearance specifications for each assembly of Product; (b) the BOM; (c) tooling specifications, along with a detailed description of the operation thereof; (d) art work drawings; (e) Component specifications; (f) AVL; and (g) packaging requirements.

Quality of Components. Benchmark shall use in its manufacture of Products such Components of a type, quality, and grade specified by Customer to the extent Customer chooses to so specify in the Specifications, and shall purchase Components only from vendors appearing on Customer’s AVL. Customer’s AVL shall designate Customer-approved manufacturers of Components and Component parts, and in the case of an open AVL or deviation from Customer’s AVL or purchase from a non-franchised distributor, Customer shall review and approve such manufacturers or non-franchised distributors on a case-by-case basis, including any specific date and/or lot code restrictive information. Benchmark will not use Components known by Benchmark to be counterfeit Components. Benchmark will develop, maintain (and update as necessary) and execute appropriate quality processes and standards to determine the quality assurance of Components.

Inspection of Facility. Upon prior reasonable written notice, Customer may inspect the Products and Components held by Benchmark for Customer at Benchmark’s facilities during Benchmark’s regular business hours, provided that such inspection does not unduly interfere with Benchmark’s operations. Customer and its representatives shall: (a) comply with Benchmark security requirements and execute any requested confidentiality or nondisclosure agreement(s) before entering Benchmark’s premises; and (b) observe all Benchmark safety, security and handling measures.

Root Cause Analysis. Benchmark and Customer shall cooperate to promptly determine the root cause of defects or failures. Benchmark shall utilize best practices and industry standards in providing Workmanship, and shall cooperate with Customer and suppliers to resolve or minimize any such issues. If the Parties cannot agree on the root cause of defects or failures, upon mutual agreement an independent, mutually acceptable third party shall be retained to determine the root cause.

Supplier Representative. Benchmark shall provide a representative for Customer’s programs (the “Supplier Representative”). The Supplier Representative must be able to speak, read, and write English and the local language (if not English) fluently and will serve as the primary contact between Customer and Benchmark. The Supplier Representative is to be technically competent and possess sufficient expertise to manage the manufacture of Products in accordance with the Specifications. The Supplier Representative is responsible for taking the necessary steps to ensure that Benchmark supplies Customer with Products that meet the Specifications and in accordance with the terms and conditions for delivery set forth in the relevant Purchase Order and this Agreement.

10.	CUSTOMER FURNISHED ITEMS / SUBCONTRACTORS

Customer-Furnished Items. Customer shall provide Benchmark with the software, firmware, equipment, tooling, Components owned by Customer, or documentation set forth in the Product Quotation accepted by Customer and/or in a writing signed by the Parties (collectively, “Customer-Furnished Items”). The Customer-Furnished Items shall be fit for their intended purposes and shall be delivered to Benchmark in a timely manner. Documentation provided by Customer to Benchmark, including Specifications, shall be current and complete. Customer shall be responsible for schedule delays, reasonable inventory carrying charges and allocated equipment down time charges associated with the incompleteness, late delivery or non-delivery of the Customer-Furnished Items.

0.36	Care of Customer-Furnished Items.

(a)           All Customer-Furnished Items shall remain the property of Customer. Benchmark shall clearly identify all Customer-Furnished Items by a tag, where appropriate, and shall utilize such Customer-Furnished Items only for Customer. Benchmark shall not make or allow modifications to be made to the Customer-Furnished Items without Customer’s prior written consent.

(b)           Benchmark shall be responsible for: (i) reasonable diligence and care in the use and protection of any Customer-Furnished Items, ordinary wear and tear excepted; and (ii) routine maintenance and repairs and third party calibration of any Customer-Furnished Items, up to a total of $1500.00 U.S. Dollars per Customer-Furnished Item per year.

(c)           Customer shall be responsible for: (i) the costs of major repairs to Customer-Furnished Items, except where due to Benchmark’s gross negligence; (ii) end of life replacements; (iii) service warranties and/or third-party calibration to Customer-Furnished Items which are not within Benchmark’s responsibility under paragraph (b) above; and (iv) repair or replacement of failed or defective Customer-Furnished Items. If any Customer-Furnished Items are defective, Benchmark has the right to return such defective items to Customer at Customer’s sole expense, and Customer acknowledges that such return may impact the Product shipment date(s).

(d)           Upon Customer’s written request, Benchmark shall return to Customer all Customer-Furnished Items at Customer’s sole expense. Notwithstanding anything to the contrary in this Agreement, after the removal from Benchmark’s facility of any Customer-Furnished Items required by Benchmark to manufacture, test and/or repair the Products: (i) Benchmark shall not be responsible for the completion of any warranty work on Products already shipped to Customer; and (ii) any Products manufactured by Benchmark shall be sold to Customer “as is”.

Components Sold by Customer to Benchmark. Customer may sell Components to Benchmark from time to time at a quantity and price to be mutually agreed upon by the Parties. If there is a defect in any such Components or such Components have not been utilized in production within six (6) months of purchase from Customer, Benchmark has the right to return such Components to Customer, at Customer’s sole expense, for a full refund of the purchase price paid by Benchmark for such Components; and, in the event of a defect in such Components, Customer acknowledges that such return may impact the Product shipment date. With regard to any such Components purchased from Customer, Customer warrants that the Components are: (a) free of defects in materials and workmanship; (b) ready for use without inspection, except as may be specifically provided in the document detailing such purchase; and (c) not counterfeit.

Subcontractors. Benchmark reserves the right to qualify all Customer-approved or Customer-directed subcontractors to ensure compliance with Benchmark’s minimum quality and creditworthiness standards.

11.	WARRANTY

0.39	Limited Warranty.

(a)           Manufacturing Services. For a period of twelve (12) months from the date of manufacture, Benchmark warrants that: (i) the Products shall conform to Specifications at shipment; and (ii) Workmanship shall be free from defects. Benchmark shall, at its option and expense, repair or replace Nonconforming Products returned to Benchmark during the warranty period pursuant to the RMA Procedure below. Benchmark will attempt to repair Nonconforming Products in the first instance, but in the event that a Nonconforming Product cannot be repaired or reworked in order to meet the warranty requirements, including where Components of such Nonconforming Product are unavailable due to obsolescence or end of life, then Benchmark shall replace such Nonconforming Product. In addition, Benchmark will pass on, transfer and/or assign to Customer all Component manufacturer warranties to the extent possible, but Benchmark does not independently warrant any Components. Time is of the essence for the repair and/or replacement of Nonconforming Products.

(b)          Test Fabrication. Benchmark warrants that any Test Fabrication provided will be performed in a professional and workmanlike manner and in accordance with any applicable SOW, specification, or documentation for a period of twelve (12) months following acceptance. If Test Fabrication fails to conform to this warranty, Benchmark shall, at its expense and as its sole liability and Customer’s exclusive remedy, re-perform such nonconforming Test Fabrication.

(c)           DFx or Prototypes. Any DFx or prototypes provided under this Agreement are provided “AS IS”, with no warranty whatsoever.

RMA Procedure. The Parties shall agree in advance on all Products to be returned for repair or replacement although such agreement shall not mean that such return cannot be found to be invalid or “no defect found” as further described below. An RMA number must be obtained by Customer from Benchmark prior to return shipment, and displayed on the shipping container as well as on the packing slip or attached to the returned Product. All returns shall state the specific reason for such return, and will be processed in accordance with Benchmark’s RMA Procedure. Benchmark shall pay all transportation costs for valid Product returns to Benchmark, and for repaired or replacement Product shipment to Customer, and shall bear all risk of loss or damage to such Product while in transit; provided, however, that Customer shall pay these costs plus a reasonable handling charge for invalid or “no defect found” returns. The warranty for any replacement or repaired Nonconforming Product shall continue for the full remaining balance of the original warranty period, calculated as of the date that Customer returns the Nonconforming Products to Benchmark, or an additional sixty (60) day period (starting from the date that the repaired or replacement Product is returned to Customer), whichever is greater.

Warranty Exclusions. Benchmark’s warranty does not include Product defects or failures resulting from, but not limited to: (a) Product design or Specifications; (b) Specifications for soldering processes and/or soldering alloys that have not been subjected to a mutually agreed upon qualification plan and determined to produce satisfactory results; (c) accident, disaster, neglect, abuse, misuse, or improper handling, testing, storage or installation, including improper handling in accordance with static sensitive electronic device handling requirements, after Benchmark shipment; (d) alterations, modifications, or repairs by Customer or third parties; (e) defective Customer-Furnished Items, including test equipment or test software; (f) Products without specified functional tests to allow adequate failure diagnosis; or (g) Products found to be non-operable which have passed all Customer-specified tests prior to shipment, yet failed some functionality or performance criteria in the field.

Disclaimers. EXCEPT FOR THE WARRANTY PROVIDED IN SECTION 11.1, BENCHMARK MAKES NO OTHER WARRANTY, AND DISCLAIMS WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, AND WARRANTIES OF TITLE FOR ANY CUSTOMER SUPPLIED MATERIALS, WHETHER EXPRESS, IMPLIED BY LAW OR COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

BENCHMARK DISCLAIMS ANY PRODUCT REQUIREMENTS, APPROVALS OR CERTIFICATIONS NOT EXPRESSLY AGREED IN WRITING.

Remedy. THE REMEDIES SET FORTH IN SECTION 11.1 SHALL BE THE CUSTOMER’S SOLE AND EXCLUSIVE REMEDY AND BENCHMARK’S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED WARRANTY SET FORTH IN SECTION 11.1.

12.	TERMINATION

Termination for Convenience. Customer may terminate this Agreement and/or an Order for any reason at its convenience upon ninety (90) days’ prior written notice. Benchmark may terminate this Agreement and/or an Order for any reason at its convenience upon one hundred eighty (180) days’ prior written notice.

Termination for Cause. Either Party may terminate this Agreement and/or an Order for cause if the other Party materially breaches this Agreement, and such breach is not cured within forty-five (45) days after the Party is notified in writing of the breach or, for payment-related breaches, within ten (10) days after the due date of the amount owed.

Insolvency or Material Change. This Agreement shall automatically terminate without notice or opportunity to cure if either Party: (a) makes a general assignment for the benefit of its creditors or a proposal or arrangement under the bankruptcy laws or similar legislation of the United States; (b) has a petition is filed against it under such legislation which is not dismissed in such Party’s favor within sixty (60) days; (c) is declared or adjudicated bankrupt; (d) has a liquidator, trustee in bankruptcy, custodian, receiver, manager, receiver-manager, or any other officer with similar powers shall be appointed for it or its business or assets; (e) commits an act of bankruptcy, proposes a compromise or arrangement, or institutes proceedings to be adjudged bankrupt or insolvent, or consents to the institution of such appointment or proceedings; or (f) admits in writing an inability to pay debts generally as they become due.

0.47	Asset Transfer at Termination.

(a)            Upon the expiration or termination of this Agreement (in whole or in part) and/or an Order, for any reason, Customer shall be responsible to pay for the following inventory transfers:

i)           the contract price for all finished goods existing at the time of expiration or termination;

ii)           Benchmark’s cost for all work in process (including labor, materials, any applicable VAT and a reasonable mark-up for recovery of handling costs incurred of ten percent (10%) of the value of the work in process);

iii)           Benchmark’s Delivered Cost for all Authorized Purchases (after Benchmark has made good faith efforts to mitigate Customer’s liability under this clause by first attempting to return or sell remaining Components); and/or

iv)           any vendor cancellation and restocking charges, including Benchmark’s cost for NCNR Components on open orders with suppliers where the Components have not yet been shipped to Benchmark.

Benchmark shall invoice Customer for the foregoing as soon as practicable after the effective date of expiration or termination, and Customer shall pay Benchmark within the payment term specified herein.

(b)              Upon payment in full of the charges set forth in this Section 12.4, neither Party shall incur any additional liability by reason of the expiration or termination of this Agreement, and each Party shall have been deemed to release the other Party from any claims of any nature (including damages sustained on account of loss of prospective profits, or on investments, contracts, leases or other commitments) resulting from or arising out of such expiration or termination.

13.	INDEMNITY

0.48	Benchmark Indemnity Obligations.

(a)           Benchmark shall indemnify, defend, and hold harmless Customer and Customer’s Affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Customer Indemnitees”) from Claims asserted against Customer Indemnitees based upon:

i)           personal injury (including death) or property damage to the extent any of the foregoing is proximately caused by Benchmark’s manufacturing processes, or the grossly negligent or willful acts of Benchmark or its officers, employees, subcontractors or agents; or

ii)           Intellectual Property Infringement arising from or in connection with Benchmark’s manufacturing processes or Benchmark Pre-Existing IP.

(b)           Benchmark’s indemnity under this Section 13.1 is limited to the extent such Claims are within Customer’s indemnity obligation to Benchmark in Section 13.2.

0.49	Customer Indemnity Obligations.

(c)           Customer shall indemnify, defend, and hold harmless Benchmark and Benchmark’s Affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Benchmark Indemnitees”) from Claims asserted against Benchmark Indemnitees based upon:

i)           personal injury (including death) or property damage to the extent any of the foregoing is proximately caused by a Customer-Furnished Item, the Specifications, a defective Product, or the grossly negligent or willful acts of Customer or its officers, employees, subcontractors or agents; or

ii)           Intellectual Property Infringement arising from or in connection with the Products, Specifications and/or Customer-Furnished Items.

(d)           Customer’s indemnity under this Section 13.2 is limited to the extent that any such Claims are within Benchmark’s indemnity obligation to Customer in Section 13.1.

0.50	Infringement Mitigation.

(e)           Injunction Mitigation. In addition to Benchmark’s indemnity obligation to Customer, if use of the Product is enjoined based on a claim of Intellectual Property Infringement solely due to Benchmark’s manufacturing processes or Benchmark Pre-Existing IP, Benchmark will, at its sole expense and option and as Customer’s sole and exclusive remedy for such injunctions: (i) procure the right for Customer Indemnitees to continue using the Product; (ii) replace the Product with a non-infringing product of substantially similar function and performance; (iii) modify the Product to be non-infringing; or (iv) refund to Customer a pro rata amount for any payments made by Customer for the affected Product. In the event Benchmark is unable, despite its best efforts, to avail itself of the options set forth in (i), (ii) or (iii), Benchmark shall have the right, in furtherance of its obligation to mitigate and/or prevent further damages, to suspend manufacturing and its performance hereunder, solely as it relates to the item, Component and/or Product which is the subject of the Claim until such Claim is settled or otherwise resolved.

(f)            Continued Infringement Mitigation. In the event of a claim of Intellectual Property Infringement under Section 13.2(a)ii) above, Benchmark shall have the right, in furtherance of its obligation to mitigate and/or prevent further damages, to suspend manufacturing and its performance hereunder, solely as it relates to the item, Component and/or Product which is the subject of the Claim until such Claim is settled or otherwise resolved.

Indemnification Procedure.   A Party entitled to indemnification pursuant to this Section 13 (the “Indemnitee”) shall promptly notify the other Party from whom indemnity is sought (the “Indemnitor”) in writing of any Claims covered by this indemnity. Promptly after receipt of such notice, the Indemnitor shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnitee or, if in the reasonable judgment of the Indemnitee, a direct or indirect conflict of interest exists between the Parties with respect to the Claim, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnitor. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnitor’s obligation to indemnify and defend. The Indemnitor shall not compromise any Claim or consent to the entry of any judgment without an unconditional release of all liability of the Indemnitee to each claimant or plaintiff.

Exclusive Indemnity. Each Party’s rights and obligations under this Indemnity Section is expressly in lieu of any other form of indemnity that may be available under the Uniform Commercial Code or the United Nations Convention on Contracts for the International Sale of Goods.

14.	LIMITATIONS

Remedies.  To the extent allowable under law, the remedies expressly conferred on a Party herein are not cumulative with and are exclusive of other inconsistent remedies available at law or in equity.

Consequential and Other Damages.   Benchmark and Customer acknowledge and agree that this Agreement has been negotiated in consideration of the agreement to limit certain of Benchmark’s liabilities. Accordingly, to the fullest extent allowable by law and except as provided in Section 13 (Indemnity), IN NO EVENT SHALL BENCHMARK BE LIABLE TO CUSTOMER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES OF ANY KIND OR NATURE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CONNECTED WITH OR RESULTING FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, REPLACEMENT, OR USE OF ANY PRODUCTS OR THE FURNISHING OF ANY SERVICE OR PART THEREOF, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAD BEEN WARNED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

Cumulative Damages.  Except as otherwise provided in this Agreement, in no event will Benchmark’s total cumulative liability to Customer arising out of or related to this Agreement, over and above Benchmark’s warranty, indemnity and confidentiality obligations herein, exceed the greater of [***], whichever is greater. The cap does not include any liabilities owed by Benchmark in relation to its warranty, confidentiality and indemnity obligations

Limitations Essential.   The Parties acknowledge that these limitations on potential remedies, damages and liabilities were an essential element in setting consideration under this Agreement and that, in the absence of such limitations, the economic terms of this Agreement would be substantially different.

15.	CONFIDENTIALITY.

The Parties’ confidential communications shall be governed by the Nondisclosure Agreement entered into effective September 27, 2016 attached as Exhibit B and incorporated by reference herein. Notwithstanding its stated duration, the term of such Nondisclosure Agreement is extended to align with the term of this Agreement.

16.	INTELLECTUAL PROPERTY

Infringement.  Customer represents to its best knowledge as of the Effective Date, and warrants thereafter, that no Intellectual Property Infringement exists with regard to Customer intellectual property.

Joint Inventions.  If a manufacturing process invention is created exclusively by one Party in connection with this Agreement separate and independent from an ESA, then ownership and patent rights to such invention shall be the sole property of the creating Party. If a manufacturing process invention is created jointly by both Parties (“Joint Invention”), separate and independent of from an ESA, then each Party shall have an equal, undivided one-half interest in ownership of and any patent rights to such Joint Invention. Each Party shall retain sole and exclusive ownership of any and all of its Pre-Existing IP.

Work Product.   Unless expressly agreed otherwise in writing by the Parties, Customer will own and have all right and title to any Intellectual Property created or developed by Benchmark based upon proprietary information provided by Customer in connection with Benchmark’s execution of its obligations under this Agreement (collectively, “Work Product”) and any Work Product which Benchmark may subcontract (upon Customer’s advanced consent) in support of the performance of its obligations under this Agreement. Benchmark agrees to promptly disclose any such Work Product to Customer and Benchmark hereby assigns to Customer any rights to the Intellectual Property in such Work Product, and Benchmark agrees to execute, and cause its agents, employees and subcontractors to execute, any documents necessary or desirable to effectuate such assignment or to otherwise secure or perfect Customer’s legal rights in such Work Product. Benchmark acknowledges that the pricing for Products under this Agreement already includes Customer’s payment for any Work Product created or developed by Benchmark hereunder, and no further payment by Customer is due or owing to Benchmark for the assignment of such Intellectual Property to Customer or for assistance to secure or perfect Customer’s rights in the same.

License.   Customer hereby grants to Benchmark a non-exclusive, royalty free license (without the right to sublicense) to use Customer’s technology (including Customer-Furnished Items) to manufacture and sell the Products exclusively to Customer and to no other Party. Except as may be required to perform warranty or other continuing obligations, upon the termination or expiration of this Agreement: (a) the licenses granted herein by Customer shall terminate; (b) Benchmark shall deliver to Customer all materials possessed by it relating to Customer’s technology; and (c) Benchmark shall cease all further use of Customer’s technology. No other rights or licenses are granted by Customer to Benchmark relating to Customer’s technology, except as specifically stated herein. Benchmark shall not use and take advantage of any Customer Intellectual Property to enter into business relationships with any of Customer’s competitors in the juvenile products industry or to use and implement such Customer Intellectual Property in the manufacture of products or components for other baby monitor devices and/or related products and components equipment manufacturers and brands.

Trademarks.

(a)           No proprietary or other rights with respect to the trademarks, trade names or brand names of either Party are conferred either expressly or by implication, upon the other Party. Benchmark shall affix such trademarks and/or trade names of Customer on Products manufactured by Benchmark for sale to Customer under this Agreement as set forth in the Specifications. All such trademarks and/or trade names to be so affixed are recognized by Benchmark to be the property of Customer and Benchmark shall not sell or otherwise distribute or dispose of Products bearing such trademarks and/or trade names to any third party.

(b)           In the event that any Products so labeled are not delivered to Customer, whether due to scrap, rejection, cancellation of orders or otherwise, Benchmark shall promptly remove and destroy or, at the request of Customer, return to Customer, any and all labels, name plates, or other trademarks placed on the Products. Benchmark shall not use the “Owlet” name or any Customer trademarks except as provided in this Agreement. Upon termination of this Agreement or upon the request of Customer, Benchmark will discontinue the use of the name “Owlet” and, thereafter, will not use Customer’s name or trademarks in any manner.

(c)           Proper Use of IP / No Filings. Benchmark shall refrain from acting in any manner that may compromise Customer's rights in and to Customer’s trademarks, the reputation or goodwill associated with such trademarks, or any Customer Intellectual Property. Benchmark shall not adapt, use, file or attempt to file anywhere in the world any applications for registration of trademarks, trade names, logos, copyright, patents or other Intellectual Property rights that are identical or confusingly similar to Customer’s trademarks or any other Customer Intellectual Property.

(d)           No Encourage of Infringement. Benchmark itself shall not, nor shall it knowingly direct, encourage, or cause third parties to, engage in any activities that infringe Customer’s Intellectual Property rights, including but not limited to: (i) applying to register any Customer trademarks or logos; or (ii) engaging in any of the following conduct relating to Products not approved by Customer (“Unauthorized Products”): (1) production by Benchmark of quantities of Products in excess of those identified in any given Purchase Order; (2) without the written consent of Customer, production by Benchmark, its subcontractors, or any other third parties under Benchmark’s direction or control, of products that bear Customer’s trademarks, or imitate, copy or embody Customer’s copyright in drawings of the Products, and/or the Products’ designs, which are contained in the Specifications; and/or (3) selling or offering to sell any such products to third parties.

(e)           Customer Optional Remedies. Upon any violation of this Section 16.5, Customer has the right to deem such violation a material breach of this Agreement, which breach is grounds for termination with immediate effect upon the Benchmark’s receipt of notice thereof from Customer. Alternatively, Customer can notify Benchmark in writing within thirty (30) days after Customer’s discovery of such activity and allow Benchmark to submit a written action plan fully to address and eliminate the same within thirty (30) days following Benchmark’s receipt of such notice.

Promotion Limitation.   Benchmark covenants that it shall not use the “Owlet” name or any Customer trademarks, products or trade names in any advertising or promotion by Benchmark (whether by including reference to Customer in any list of customers, advertising that its services and products are used by Customer, denying or confirming the foregoing or for any other purposes) without advance written permission and subject to final approval from Customer.

Manufacturing Process Data.   Customer will have access to manufacturing process, inspection, test and other quality documentation pertaining to the Product(s), excluding any data or documentation concerning Benchmark’s manufacturing work instructions, inasmuch as such data was developed at private expense, and not as an element of performance of any contract. Any changes to Benchmark’s processes pertaining to receipt and storage of Components and production and shipment of the Product(s) should be approved by Customer.

0.64	Black and Grey Market Products.

(f)            Cooperation.   The Parties acknowledge the importance of preventing the sale, resale or conveyance of Customer’s Products through means or channels that are not in accordance with applicable Laws or which are not designated and authorized by Customer (“Black Market and Grey Market Sales”). If Customer becomes aware of, discovers, identifies, or receives any Black Market and Grey Market Sales of Products manufactured by Benchmark or its subcontractors, Benchmark shall cause its subcontractors to cooperate in any investigation conducted by or on behalf of Customers in connection therewith.

(g)           Benchmark shall not sell or distribute any Products via Black Market and Grey Market Sales. Any breach of this paragraph (b) by Benchmark due to Benchmark’s gross negligence, recklessness or willful misconduct shall not be subject to the limitations in Sections 14.2 and 14.3.

(h)           Factory Leaks. Benchmark shall inform its subcontractors and employees of the importance of preventing leaks of Products sold via Black Market and Grey Market Sales from subcontractor or Benchmark factory(ies) by incorporating relevant obligations in agreements entered into by and between Benchmark and its subcontractors. Benchmark shall ensure that its internal policies and documentation are updated accordingly to make their respective employees aware of this issue, and shall require its subcontractors to do the same. Such documentation is to include posting of an announcement to inform all Benchmark employees that any distribution or sale of Products via Black Market and Grey Market Sales is prohibited and appropriate legal action will be taken in the event that such activity is discovered.

No Reverse Engineering. To the fullest extent permitted under applicable law, Benchmark shall not modify, disassemble, decompile, adapt, alter, translate, reverse engineer, or create derivative works based on the Products, Licensed IP, or any materials associated or included with, or embedded into, the Products, except as may be necessary to perform its obligations under this Agreement and to comply with the Specifications.

17.	INSURANCE

Required Coverages. Each Party agrees to maintain during the term of this Agreement:

(a)           Workers’ Compensation and Employers Liability Insurance as prescribed by state or country law with minimum limits of $500,000 per accident / $500,000 per disease / $1,000,000 policy limit;

(b)           Comprehensive Automobile Liability – Bodily Injury/Property Damage Insurance covering all motor vehicles used in connection with this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence;

(c)           Comprehensive General Liability Insurance, including blanket contractual liability and broad form property damage, with minimum limits of $5,000,000 combined single limit per occurrence and an aggregate limit of at least $5,000,000 but in no event less than the amount otherwise carried by the contract holder. Coverage must be written on ISO occurrence form CG 00 01 12 04 (or an equivalent substitute form) or ISO claims-made form CG 00 02 12 04 (or an equivalent substitute form). The policy must include coverage for, but not limited to, Bodily Injury, Property Damage, Personal Injury, Advertising Injury (for Customer only), Fire legal liability, Products Liability (for Customer only, and including with respect to the design of the Products and all components), and completed operations; and

(d)           Intellectual Property Infringement Insurance (for Customer only) with a combined single limit of a minimum of $5,000,000 each occurrence and an aggregate limit of at least $5,000,000 but in no event less than the amount otherwise carried by the contract holder. The policy must cover claims, regardless of when raised, based on occurrences relating in any way to actual or alleged infringement of patent, copyright, trademark, trade name, trade dress, trade secret, or any other type of intellectual property related to Customer IP, Customer’s design, or Specifications.

(e)           Medical Products Liability Insurance (for Customer only, applicable only to Products which are medical devices) including broad form contractual liability with a combined single limit of a minimum of $5,000,000 each occurrence and an aggregate limit of at least $5,000,000 but in no event less than the amount otherwise carried by the contract holder.

0.67	Policy Requirements.

(a)           All policy(s) and coverages specified in Section 17.1 which are held by each insured Party must:

i)           Be written in a form acceptable to the other Party;

ii)           Specify that all coverage provided by the insured Party is primary.

iii)           Excluding coverage specified in Section 17.1(a), contain an additional insured endorsement in favor of and acceptable to the other Party, which shall not be limited by the insured Party’s liability under any of its indemnity obligations under this Agreement;

iv)           Require notice to the other Party in writing at least thirty (30) days prior to any cancellation, non-renewal, substitution or material alteration of such policies; and

v)           Be written by a reputable insurance company acceptable to the other Party or with a current Best’s Guide Rating of A- and Class VII or better, and authorized to do business in the state(s) and/or country(ies) in which the service is to be provided.

(b)           Upon request by the other Party, the insured Party shall furnish to the other Party an acceptable certificate(s) of insurance from an authorized representative evidencing the required coverage(s), endorsements, and amendments. The insured Party shall deliver a copy of each additional insured endorsement within two (2) business days after request by the other Party. Failure by the insured Party to provide evidence as required shall be deemed a material breach of this Agreement. Acceptance of a certificate that does not comply with this Section 17 shall not operate as a waiver of the insured Party’s obligations hereunder.

(c)           If coverage(s) under Sections 17.1(c), 17.1(d), or 17.1(e) is written on a claims-made form, the policies shall provide, and the insured Party warrants, that: (i) any retroactive date applicable to coverage under the policy precedes the effective date of this Agreement; and (ii) continuous coverage will be maintained for a period of three (3) years beginning from the time this Agreement is no longer in effect or the policies extended discovery period, if any, will exercised for the maximum time of the policy.

Waiver of Right of Recovery. Each insured Party waives its right of recovery, and its insurers also waive their right of subrogation, against the other Party for loss of its owned or leased property or property under the insured Party’s care, custody or control. Allocated Loss Expense shall be in addition to all policy limits for coverages referenced above.

No Release. The fact that insurance (including, without limitation, self-insurance) is obtained by the insured Party shall not be deemed to release or diminish the liability of the insured Party including, without limitation, liability under the indemnity provisions of this Agreement. Damages recoverable by Benchmark shall not be limited by the amount of the required insurance coverage.

Policy Copies. In the event of a claim or lawsuit involving a Party arising out of this Agreement, the insured Party will make available any required policy covering such claim or lawsuit.

18.	COMPLIANCE WITH LAWS

0.71	General.

(d)           With regard to each Party’s respective responsibilities under and performance of this Agreement, each Party shall at all times comply with all applicable laws, statutes, ordinances, rules, regulations, orders, and other requirements, including such governmental requirements applicable to environmental protection (except as may otherwise be provided herein), health, safety, wages, hours, immigration, equal employment opportunity, nondiscrimination, working conditions, import or export control, customs, and transportation (individually and collectively referred to as “Laws”). Each Party shall promptly notify the other Party in the event the other Party’s assistance is necessary to achieve compliance with any applicable Laws. Upon request, each Party shall provide the other Party with reasonable documentation demonstrating such compliance.

(e)           Anti-Corruption / Anti-Bribery. In addition, the Parties shall:

i)           comply with all applicable country laws relating to anticorruption or anti-bribery, including but not limited to legislation implementing the Organization for Economic Co-operation and Development “Convention on Combating Bribery of Foreign Public Officials in International Business Transactions”, or other anti-corruption/anti-bribery convention, the Foreign Corrupt Practices Act as amended (FCPA) (15 US.C.. §§78dd-1, et. seq.), whether either Party is within the jurisdiction of the United States; and

ii)           neither directly nor indirectly, pay, offer, give, or promise to or give, anything of value received from a Party to a non-U.S. public official or any person in violation of the FCPA and/or any applicable country laws relating to anti-corruption or anti-bribery.

(f)            Nondiscrimination. Executive Orders 11246 and 13201 and 29 C.F.R. Part 470 and 41 C.F.R. Parts 60-1.4, 60-1.8, 60-250.5, 60-300.5 and 60-741.5, as amended, are incorporated, as applicable.

0.72	Import/Export.

(g)           With regard to each Party’s respective obligations under and performance of this Agreement, each Party shall at all times comply with all export/import laws (including re-export), sanctions, regulations, orders, and authorizations (including the Export Administration Regulations (EAR), International Traffic in Arms Regulations (ITAR), and the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC)) that are applicable to the export or import of goods, software, technology, or technical data (“Items”) or services (collectively, “Export/Import Laws”).

(h)           The Party conducting the export or import shall obtain all export or import authorizations which are required under the Export/Import Laws for such Party to execute its obligations under this Agreement. Each Party shall reasonably cooperate and exercise reasonable efforts at its own expense to support the other Party in obtaining any necessary licenses or authorizations required to perform its obligations under this Agreement. Reasonable cooperation shall include providing reasonably necessary documentation, including import, end user and re-transfer certificates.

(i)            The Party providing Items or services under this Agreement shall, upon request by the other Party, notify the other Party of the export classification (e.g. the Export Control Classification Numbers or U.S, Munitions List (USML) category and subcategory) of such Items or services as well as the export classification of any components or parts thereof if the classification is different from the export classification of the Item or service at issue. The Parties acknowledge that this representation means that an official capable of binding the Party providing such Items or services knows or has otherwise determined the proper export classification. Each Party agrees to reasonably cooperate with the other in providing, upon request by the other Party, documentation or other information that supports or confirms this representation.

(j)            Importer of Record for Components. Benchmark Thailand will be the importer of record for all Components imported for use in manufacturing the Product. Benchmark Thailand will be exclusively liable for any fines or penalties imposed for improper importation or documentation of said Components.

0.73	Product Content Regulation.

(k)           Benchmark Responsibilities. Upon written request by Customer, Benchmark shall:

i)           certify in writing that its Product manufacturing processes comply with applicable PCR;

ii)           provide Customer with compliance information regarding applicable PCR for the consumable (MRO) materials which Benchmark adds to the Product and which are not typically listed on the BOM (for example, solder paste), and for open source Components, if any, for which Customer has delegated independent selection authority to Benchmark;

iii)           provide Customer with SVHC compliance information on Products received through Passive Sourcing, as may be required of Benchmark under REACH Article 33;

iv)           provide Customer with Product environmental documentation received from Component suppliers through Passive Sourcing, including, upon Customer’s request, Certificates of Conformance received from Component suppliers; and

v)           provide disclosures legally required regarding Conflict Minerals.

Except as expressly provided above, Benchmark has no responsibility or obligation to evaluate, document or demonstrate that any design, Specification(s), BOM, Components, Products, packaging or labeling satisfy any PCR which may be applicable to the Components and/or Product(s).

(l)            Customer Responsibilities. Customer shall have the sole responsibility to evaluate and ensure that all Product design elements (including any DFx, Specifications, BOM, Components, AVL and/or AML) meet the requirements of any applicable PCR, including whether all Components and materials incorporated into, and the packaging and labeling of, such Product(s) conform to any applicable PCR. Customer shall have the sole responsibility and expense for any Product’s required PCR compliance, including: (i) any REACH-required application and registration, and/or otherwise obtaining compliance for all Products, customer-directed processes and/or Components; and (ii) any WEEE-required funding or utilizing recycling mechanisms applicable to any Product and/or Component.

19.	MISCELLANEOUS

Force Majeure. Neither Party shall be liable for its failure to perform hereunder due to any occurrence beyond its reasonable control, including acts of God; fires; floods; wars; acts of terrorism; sabotage; accidents; labor disputes or shortages; governmental laws, ordinances, rules, and regulations, whether valid or invalid (including, but not limited to, priorities, requisitions, allocations, and price adjustment restrictions); inability to obtain material, equipment, or transportation; and any other occurrence; provided, however, that obligations for payment under this Agreement shall not be relieved or suspended by any event of force majeure. The Party whose performance is prevented by any such occurrence shall notify the other Party thereof in writing as soon as is reasonably possible after the commencement of such occurrence, and shall promptly give written notice to the other Party of the cessation of such occurrence. The Party affected by such occurrence shall use reasonable commercial efforts to remedy or remove such event of force majeure as expeditiously as possible.

Independent Contractor. In the performance of this Agreement, Benchmark is acting as an independent contractor. Neither Benchmark nor Benchmark’s Affiliates, or their employees are the servants, agents, or employees of Customer. Customer shall have no direction, supervision, or control over Benchmark’s or Benchmark Affiliates’ employees. Neither Party has the right or ability to: (a) bind the other Party to any agreement with a third party; or (b) incur any obligation or liability on behalf of the other Party without the other Party’s written consent.

Audit. Notwithstanding any language or provision to the contrary, Customer shall not be allowed the right to audit or examine Benchmark’s non-public financial books and records.

Assignment and Delegation. Neither Party shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. For purposes of this Section, “assign” and/or “delegate” shall include assignment by a Party to any corporation controlling, controlled by or under common control with its parent corporation, or to any successor to substantially all of the assets or the business of the Party, or through a merger, share acquisition, or otherwise. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder unless the non-assigning or non-delegating Party enters into a novation with Benchmark releasing the assigning or delegating Party of its obligation under the Agreement.

Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns. This Section 19.5 does not address, directly or indirectly, whether a Party may assign its rights or delegate its performance under this Agreement, which Section 19.4 above separately addresses.

Notices. All notices relating to this Agreement shall be in writing and shall be deemed given: (a) in the case of mail, on the date deposited in the mail, postage prepaid, either registered or certified, with return receipt requested (or its equivalent); (b) in the case of personal delivery to an authorized representative or officer of the Party, or in the case of express courier service or overnight delivery service of national standing, on the date of delivery or attempted delivery (if receipt is refused); or (c) in the case of facsimile, twenty-four (24) hours after it has been sent provided that a duplicate copy of such notice is also promptly sent pursuant to delivery methods (a) or (b) above. Notices shall be addressed to the Parties as set forth below, but each Party may change its address by giving ten (10) days’ prior written notice thereof to the other Party:

If to Customer: Owlet Baby Care 2500 Executive Parkway, Suite 300 Lehi, UT 84106, USA Attn: Legal Director	with a copy to: Owlet Baby Care 2500 Executive Parkway, Suite 300 Lehi, UT 84106, USA Attn: Legal Director
If to Benchmark: Benchmark Electronics, Inc. 4141 N. Scottsdale Road, Suite 301 Scottsdale, AZ 85251 Attn: General Counsel	with a copy to: Benchmark Electronics, Inc. 3000 Technology Drive Angleton, Texas 77515 Attn: Chief Financial Officer

0.80	Dispute Resolution / Governing Law.

(m)          The Parties shall first seek to settle through good faith negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (“Dispute”).

(n)           The construction, interpretation and performance hereof and all Disputes concerning this Agreement will be governed by the laws of the State of New York, U.S.A. without regard to or application of its principles or laws regarding conflicts of laws. The Parties specifically exclude from application to this Agreement the United Nations Convention on Contracts for the International Sale of Goods. The sole and exclusive forum for litigation permitted under this Agreement will be the state or federal courts within the geographic bounds of the United States District Court for the District of Utah, U.S.A. (the “Courts”). Each Party irrevocably submits to the jurisdiction of the Courts for the litigation of Disputes, and irrevocably waives and agrees not to assert any claim or defense that the Party is not subject to the jurisdiction of the Courts, or that the Courts are an inconvenient forum or an improper venue. Each Party shall bear their own attorneys’ fees and costs expended in connection with the resolution of any Disputes.

Waiver. No waiver of any term or provision of this Agreement will be valid unless such waiver is in writing signed by an authorized representative of the Party (which for Benchmark shall be an officer of the company) against whom enforcement of the waiver is sought. The waiver of any rights or obligations of a Party, or the waiver of a breach or potential breach of any provision of this Agreement will not constitute a waiver of any other rights or obligations, or of a breach of any other provisions, nor will it be deemed to be a general waiver of such provision by the waiving Party or to sanction any subsequent breach thereof by the other Party.

Severability. If any provision of this Agreement is held invalid by any law, rule, order, or regulation of any government or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions and such provisions shall be interpreted so as to best accomplish the objectives of such invalid provision within the limits of applicable law or applicable court decisions.

Survival. Sections of this Agreement relating to limitation of liability, warranties, confidentiality, exclusivity, notices, disputes and governing law, and such other clauses which by their nature govern rights and obligations of the Parties after the expiration or termination of this Agreement shall survive such expiration or termination.

No Third Party Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the Parties and is not intended to confer any enforceable rights, remedies or benefits upon any third party. A person who is not a Party to this Agreement may not enforce any of its terms.

Integration and Modification. This Agreement, including all exhibits, attachments, appendices, and documents incorporated into or referenced herein, including exhibits, attachments, appendices, and documents that are subsequently updated by Benchmark and accepted by Customer in writing, and the terms and conditions in each accepted Order (excluding any preprinted terms and conditions) and SOW(s), constitute the complete agreement between the Parties and supersede all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. Except as provided by the previous sentence, this Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party, and no other act, document, usage, or custom shall be deemed or permitted to amend or modify this Agreement.

Counterparts. This Agreement may be executed in multiple counterparts, each of which so executed shall be considered an original and all of which taken together constitute only one agreement. Once signed, any accurate reproduction of this Agreement made by reliable means (for example, electronic image, photocopy, or facsimile) shall be considered an original.

No Solicitation. The following restriction shall not apply to non-solicited, non-recruited responses to general advertisements for employment. During the term of this Agreement and for one (1) year after termination or expiration, neither Party shall, directly or indirectly, solicit or recruit for employment, cause to be solicited for employment, or attempt to solicit or recruit for employment, persons employed by the other Party at the relevant time, except with the other Party’s prior written consent. As to employees who left the employ of a Party prior to termination of this Agreement, the other Party shall not, directly or indirectly, employ or otherwise contract such former employee of a Party until one (1) year after the former employee’s termination or separation from that Party, except with that Party’s prior written consent.

20.	BUSINESS ETHICS AND COMPLIANCE.

Benchmark is committed to industry best practices in business ethics, worker safety and fairness, environmental responsibility, integrity and efficiency, and requires the same of all of its business partners. Customer acknowledges and agrees with the Declaration on Business Ethics and Compliance attached hereto as Exhibit C, and upon request shall complete and sign the Exhibit as a condition of entering into or remaining in a business relationship with Benchmark. In the event that Customer has cause to believe that Benchmark or any employee or agent of Benchmark has acted improperly or unethically under this Agreement, Customer should report such conduct to Benchmark’s Ethics and Compliance HelpLine at (country code +1) 979-848-5315.

Although failure to make such a report will not constitute a basis for claiming breach of contract by Customer, Customer is nevertheless encouraged to make such reports when warranted. Both Parties declare that none of its officers are government officials, police officers or civil servants.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the Effective Date, by their duly authorized officers.

BENCHMARK ELECTRONICS (THAILAND) PCL		OWLET BABY CARE, INC.

By	/s/ Don Adam	By:	/s/ David Kizer
	Signature		Signature

Don Adam		David Kizer
Printed Name		Printed Name

Director	10/23/2017	VP, Sourcing & Supply Chain	10/24/17
Title	Date	Title	Date

List of Exhibits/Attachments:

●	Exhibit A – Statement of Work
●	Exhibit B – Nondisclosure Agreement
●	Exhibit C – Declaration on Business Ethics and Compliance
●	Exhibit D – Engineering Services Agreement Template

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